Exhibit 99.1

October 23, 2008

Encision Reports Profitable Second Fiscal Quarter Results

Boulder, Colorado, October 23, 2008 -- Encision Inc. (Pink Sheets: ECIA), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its second quarter ended September 30, 2008.

Net sales for the second quarter of fiscal year 2009, ended September 30, 2008, totaled $3.35 million, representing an 8% increase over net sales of $3.09 million for the prior fiscal year’s second quarter. The Company recorded net income of $75 thousand or $.01 per share for the second quarter of fiscal year 2009 compared to net income of $8 thousand or $.00 per share for the second quarter of fiscal year 2008. Gross profit margin for the second quarter of fiscal year 2009 was 61.3% as compared to 62.3% for the second quarter of fiscal year 2008. The gross profit margin decrease was due to a 0.7% increase in scrap costs from the second quarter of fiscal year 2008 and increased sales of lower gross profit margin products. The decrease was partially offset by a higher gross profit margin from sales of the Company’s internally manufactured disposable scissor inserts and a 0.7% increase to gross profit margin that was attributed to a decrease in warranty claims.

Net sales for the first six months of fiscal year 2009, ended September 30, 2008, totaled $6.44 million, representing a 12% increase over net sales of $5.75 million for the prior fiscal year’s first six months. The Company recorded a net loss of $89 thousand or $.01 per share for the first six months of fiscal year 2009 compared to a net loss of $288 thousand or $.04 per share for the first six months of fiscal year 2008. Gross profit margin for the first six months of fiscal year 2009 was 61% as compared to 62% for the first six months of fiscal year 2008.

“We believe that the major investments we have made in acquiring manufacturing equipment, expanding our direct sales force and implementing redesigns to existing products to elevate them to best of class status have begun to benefit our shareholders during the second quarter that ended September 30, 2008,” said Jack Serino, President and CEO of Encision Inc. “During the last month, all disposable scissor inserts sales were from internally manufactured disposable scissor inserts that generated higher gross margins. We will see the full effect of higher gross profit margins beginning in the third quarter ending December 31, 2008, when all disposable scissor inserts sales made in the quarter will be sales from internally manufactured disposable scissor inserts. Also, during the quarter, we reduced our cost structure as it relates to engineering projects and we will see the full effect of these savings beginning in the third quarter ending December 31, 2008.”

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission.

CONTACT:  Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

Encision Inc.
Condensed Statements of Operations
(Unaudited)
(Amounts in thousands, except per share information)

	Three Months Ended		Six Months Ended
	Sept. 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
NET SALES	$3,346	$3,092	$6,440	$5,752
COST OF SALES	1,294	1,166	2,523	2,198
GROSS PROFIT	2,052	1,926	3,917	3,554
OPERATING EXPENSES:
Sales and marketing	1,322	1,237	2,696	2,451
General and administrative	358	350	725	722
Research and development	280	333	569	664
Total operating expenses	1,960	1,920	3,990	3,837
OPERATING INCOME (LOSS)	92	6	(73)	(283)
Interest and other income (expense), net	(17)	2	(16)	(5)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	75	8	(89)	(288)
Provision for income taxes	--	--	--	--
NET INCOME (LOSS)	$75	$8	$(89)	$(288)
Net income (loss) per share—basic and diluted	$0.01	$0.00	$(0.01)	$(0.04)

Encision Inc.
Condensed Balance Sheets
(Amounts in thousands)

	Sept. 30, 2008 (unaudited)	March 31, 2008 (audited)
ASSETS
Cash and cash equivalents	$300	$71
Accounts receivable, net	1,320	1,453
Inventories, net	1,946	2,271
Prepaid expenses	97	99
Total current assets	3,663	3,894
Equipment, net	817	798
Patents, net	203	199
Other assets	39	53
TOTAL ASSETS	$4,722	$4,944
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$532	$537
Accrued compensation	358	392
Other accrued liabilities	397	481
Total current liabilities	1,287	1,410
Long-term debt	505	606
Common stock and additional paid-in capital	19,477	19,387
Accumulated (deficit)	(16,547)	(16,459)
Total shareholders’ equity	2,930	2,928
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,722	$4,944